Exhibit 10.4

Execution Copy

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of September 18, 2009 (this “Amendment”), is among Modine Manufacturing Company, a Wisconsin corporation, any Foreign Subsidiary Borrowers, the Lenders party hereto and JPMorgan Chase Bank, N.A., a national banking association, as Swing Line Lender, as LC Issuer and as Agent.

R E C I T A L

The Borrower, the Lenders party thereto and the Agent are parties to an Amended and Restated Credit Agreement dated as of July 18, 2008 (as amended or modified from time to time, the “Credit Agreement”). The Borrower desires to amend the Credit Agreement and the Agent and the Lenders are willing to do so in accordance with the terms hereof.

T E R M S

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.

AMENDMENTS

The Credit Agreement shall be amended as follows:

1.1 The following definitions are added to Article I of the Credit Agreement in appropriate alphabetical order:

“Additional Restructuring Charges” means certain cash charges of the Borrower and its Subsidiaries related to plant closures under consideration by the Borrower as of September 15, 2009 as described to the Lenders subject to the following limitations:

(a) such charges specifically relate to the following categories of expense incurred in connection with any such restructuring: severance and related benefits; contractual salary continuation with respect to terminated employees; retained restructuring consulting; equipment transfer; employee outplacement; environmental services; and employee insurance and benefits continuation.

(b) the aggregate amount of all Additional Restructuring Charges shall not exceed $20,000,000.

“Additional Sale Leaseback Transactions” means all Sale and Leaseback Transactions occurring after September 18, 2009.

“Make-Whole Amount” means the Make-Whole Amount as defined in, and payable under, the 2005 Note Purchase Documents and the 2006 Note Purchase Documents.

“Third Amendment” means the Third Amendment to this Agreement dated as of September 18, 2009.

“2008 Credit Agreement Superpriority Amount” is defined in the Intercreditor Agreement.

“2008 Credit Agreement Base Amount” is defined in the Intercreditor Agreement.

“2009 Equity Offering” means the equity offering as described by the Borrower to the Lenders prior to September 18, 2009 and proposed to be closed on or before September 30, 2009.

1.2 The following definitions in Article I of the Credit Agreement are restated as follows:

“Consolidated Interest Expense” means, as to any Person and with reference to any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period including, without limitation, such interest expense as may be attributable to Capitalized Leases, Receivables Transaction Financing Costs, the discount or implied interest component of Off-Balance Sheet Liabilities, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and Net Mark-to-Market Exposure, but excluding any Make-Whole Amounts.

“Consolidated Net Income” means, as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period, (a) excluding (i) any non-cash charges or gains which are unusual, non-recurring or extraordinary, (ii) any non-cash charges or gains related to exchange gains or losses on intercompany loans or to the Brazil Holdback, (iii) for purposes of Section 6.18 only, Restructuring Charges subject to the limits set forth in the definition of Restructuring Charges and Additional Restructuring Charges subject to the limits set forth in the definition of Additional Restructuring Charges, (iv) Make-Whole Amounts, and (v) fees and expenses incurred by or for the account of the Borrower with respect to any Financial Advisor engaged pursuant to Sections 9.6(d) and (e) hereof or Sections 15.2 and 15.3 of the Note Purchase Agreements as in effect on the First Amendment Effective Date; and (b) including, to the extent not otherwise included in the determination of Consolidated Net Income, all cash dividends and cash distributions received by the Borrower or any Subsidiary from any Person in which the Borrower or such Subsidiary has made an investment; provided, however, that for any calculation of Consolidated Net Income for any period commencing on or after April 1, 2009, Modine Korea shall not be included as a Subsidiary of the Borrower.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction that is not a Capitalized Lease or so-called “synthetic lease” transaction, but excluding from this clause (ii) all such Sale and Leaseback Transactions existing as of the Effective Date where the liability is less than $10,000,000 in the aggregate and such Sale and Leaseback Transactions entered into after the Effective Date where the liability is less than $30,000,000 in the aggregate (in each case as determined by aggregating the present value, applying an appropriate discount rate from the date on which each fixed lease payment is due under such lease to such date of determination), (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

1.3 Section 2.3(b) of the Credit Agreement is restated as follows:

(b) In addition to all other payments of the Obligations or relating to the Obligations required hereunder and unless waived by the Required Lenders, the Borrower shall pay or cause to be paid (i) 100% of the Asset Sale Net Proceeds as a prepayment of the principal amount of the 2008 Credit Agreement Superpriority Amount and (ii) if any Asset Sale Net Proceeds remain thereafter, shall pay 38.524590163% of such remaining Asset Sale Net Proceeds as a prepayment of the principal amount of the remaining Advances, with the other 61.475409836% of such remaining Asset Sale Net Proceeds being used as a prepayment of the 2005 Senior Note Debt and the 2006 Senior Note Debt, subject to the Intercreditor Agreement.

As used herein, “Asset Sale Net Proceeds” means 100% of all of the Net Cash Proceeds from any sale, Event of Loss, license, lease or other disposition or transfer of any assets (including without limitation any Sale and Leaseback Transaction and any sale permitted under Section 6.17(b) or (c), but excluding the Excluded Sales described below) in excess of $25,000,000 in aggregate amount after the First Amendment Effective Date (the “Retained Proceeds Amount”), provided that no more than $10,000,000 of the Net Cash Proceeds from the Additional Sale Leaseback Transactions may count toward the Retained Proceeds Amount and be excluded from the 100% mandatory prepayment required under this Section 2.3(b), each payable and effective upon receipt of such Net Cash Proceeds. As used herein, “Excluded Sales” means (i) the sale of inventory in the ordinary course of business, (ii) the sale of obsolete or worn-out property in the ordinary course of business not to exceed $1,000,000 in the aggregate after the First Amendment Effective Date, (iii) sales of notes receivable or accounts receivable to the extent permitted under Section 6.17; (iv) revenues from licenses in existence on the First Amendment Effective Date, including all renewals, extensions and modifications thereof and substitutions therefor, (v) the sale or other transfer of any assets solely among the Borrower and the Subsidiaries which is permitted by the terms of this Agreement, and (vi) if the Borrower shall deliver to the Agent a certificate of a Authorized Officer to the effect that the Borrower or its applicable Subsidiary receiving the Net Cash Proceeds from an Event of Loss intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property or equipment to be used in the business of the Borrower or its Subsidiaries, and certifying that no Default has occurred and is continuing, then such Net Cash Proceeds specified in such certificate shall be excluded from the prepayment determination required under the first sentence of this Section 2.3(b), provided that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, such Net Cash Proceeds will not be so excluded, and will be included in the calculation contained in the first sentence of this Section 2.3(b) in determining whether a prepayment shall then be required.

Notwithstanding anything herein to the contrary, the Aggregate Commitment will be automatically reduced by (x) 100% of the Asset Sale Net Proceeds as a prepayment (and including amounts deposited in the Facility LC Collateral Account as provided in Section 2.3(h)) of the principal amount of the 2008 Credit Agreement Superpriority Amount and (y) if any Asset Sale Net Proceeds remain thereafter, an additional amount equal to 38.524590163% of such remaining Asset Sale Net Proceeds.

1.4 Each reference in Sections 2.3(c) and (d) of the Credit Agreement to “$94,000,000” shall be replaced with “the 2008 Credit Agreement Base Amount”.

1.5 Section 2.3(e) of the Credit Agreement is restated as follows:

(e) In addition to all other payments of the Obligations or relating to the Obligations required hereunder and unless waived by the Required Lenders, the Borrower shall pay (i) 100% of the Equity Issuance Net Proceeds as a prepayment of the principal amount of the 2008 Credit Agreement Superpriority Amount and (ii) if any Equity Issuance Net Proceeds remain thereafter, shall pay 38.524590163% of such remaining Equity Issuance Net Proceeds as a prepayment of the principal amount of the remaining Advances, with the other 61.475409836% of such remaining Equity Issuance Net Proceeds being used as a prepayment of the 2005 Senior Note Debt and the 2006 Senior Note Debt, subject to the Intercreditor Agreement.

As used herein, “Equity Issuance Net Proceeds” means 50% of all of the Net Cash Proceeds from the issuance of any Capital Stock by the Borrower.

Notwithstanding anything herein to the contrary, the Aggregate Commitment will automatically be reduced by (x) 100% of the Equity Issuance Net Proceeds as a prepayment (and including amounts deposited in the Facility LC Collateral Account as provided in Section 2.3(h)) of the principal amount of the 2008 Credit Agreement Superpriority Amount and (y) if any Equity Issuance Net Proceeds remain thereafter, an additional amount equal to 38.524590163% of such remaining Equity Issuance Net Proceeds.

1.6 The last paragraph of Section 2.3 of the Credit Agreement beginning with the words “If any prepayment” is restated as follows:

(h) If any prepayment required under this Section 2.3 would exceed the aggregate Loans at such time and any LC Obligations are outstanding, then the amount of such excess shall be deposited in the Facility LC Collateral Account and held as collateral to be applied to any of the Obligations as determined by the Agent, provided that the Agent shall promptly apply such amounts to any Loans that thereafter become outstanding to the extent it is not legally or contractually prohibited from doing so.

1.7 Section 6.18(d) is restated as follows:

(d) Capital Expenditures. The Borrower will not permit or suffer Consolidated Capital Expenditures in excess of:

(i) for the fiscal quarter ending March 31, 2009, $30,000,000,

(ii) for the fiscal year ending March 31, 2010, $70,000,000,

(iii) for the fiscal year ending March 31, 2011, the sum of $70,000,000 plus the lesser of (x) the amount by which Consolidated Capital Expenditures were less than $70,000,000 for the fiscal year ending March 31, 2010 or (y) $5,000,000, or

(iv) for any fiscal year ending thereafter, $70,000,000;

in each case in addition to any replacement or rebuilding of any real property or equipment from the Net Cash Proceeds from any Event of Loss of real property or equipment as provided in Section 2.3(b).

1.8 The Lenders agree that the $12,000,000 currently on deposit in the Collateral Agent Intercreditor Collateral Account (as defined in the Intercreditor Agreement) may be released to the Borrower on the date the Third Amendment is effective under Section 3.2 of this Amendment, and authorize the Collateral Agent to release such amount from the Collateral Agent Intercreditor Collateral Account. The Lenders authorize the Collateral Agent to execute the amendment to the Intercreditor Agreement attached hereto as part of Schedule 2.3.

ARTICLE 2.

REPRESENTATIONS

The Borrower represents and warrants to the Agent and the Lenders that:

2.1 The execution, delivery and performance of this Amendment are within its powers, have been duly authorized by the Borrower and are not in contravention of any requirement of law. This Amendment is the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with the terms thereof, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

2.2 After giving effect to the amendments herein contained, the amendments to Note Purchase Documents being delivered pursuant to Section 3.1(b) hereof and the amendment to the Intercreditor Agreement being delivered pursuant to Section 3.1(b) hereof, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and no Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

2.3 Complete and correct copies of the amendment to the 2005 Note Purchase Agreement, the amendment to the 2006 Note Purchase Documents, the amendment to the Intercreditor Agreement, and all agreements and documents executed in connection therewith have been delivered to the Lenders and are attached hereto as Schedule 2.3, and such amendments and other agreements and documents are being executed simultaneously herewith.

ARTICLE 3.

CONDITIONS PRECEDENT

3.1 This Amendment shall be deemed closed (but not effective until the conditions in Section 3.2 are satisfied) as of the date hereof when each of the following has been satisfied:

(a) This Amendment shall be signed by the Borrower, the Agent and the Required Lenders.

(b) The Lenders shall have received an amendment to the 2005 Note Purchase Documents, an amendment to the 2006 Note Purchase Note Documents, an Amendment to the Intercreditor Agreement and all agreements and documents executed in connection therewith, and all such amendments and other agreements and documents shall be executed simultaneously herewith, shall be satisfactory to the Agent and shall automatically become effective simultaneously with this Amendment when the conditions specified in Section 3.2 hereof are satisfied.

(c) The Consent and Agreement to this Amendment shall be signed by all parties thereto.

(d) The Borrower shall have paid a non-refundable amendment fee of $10,000 to each Lender signing this Amendment on or before the date hereof.

(e) The Borrowers and the Guarantors shall have executed and delivered such other agreements and instruments, and satisfied such other conditions in connection with this Amendment as required by the Agent.

3.2 If the conditions in Section 3.1 are satisfied, this Amendment shall become effective automatically as of the date (i) the 2009 Equity Offering shall have closed and the gross proceeds thereof shall be greater than 90% of the lower end of the range of such gross proceeds described to the Lenders as of September 15, 2009 and (ii) the Borrower shall have received the Net Cash Proceeds from the 2009 Equity Offering in immediately available funds; provided that such events occur on or before September 30, 2009. If such events do not occur on or before September 30, 2009 then this Amendment shall be null and void, provided that the fees paid under Section 3.1(d) shall be non-refundable. The Borrower acknowledges that it shall use 50% of such Net Cash Proceeds from the 2009 Equity Offering as mandatory prepayments as required by the Credit Agreement and Intercreditor Agreement.

ARTICLE 4.

MISCELLANEOUS.

4.1 References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. This Agreement is a Loan Document. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. This Agreement is a Loan Document.

4.2 Except as expressly amended hereby, each of the Borrower and each Guarantor agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

4.3 Each of the Borrower and each Guarantor represents and warrants that it is not aware of any claims or causes of action against the Agent, any Lender or any of their respective affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Obligations. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrower and each Guarantor, on behalf of itself and its Subsidiaries, employees, agents, executors, heirs, successors and assigns (the “Releasing Parties”), hereby releases the Agent, each Lender and their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the “Released Parties”), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Agreement, the other Loan Documents, all transactions relating to this Agreement or any of the other Loan Documents or the business relationship among, or any other transactions or dealings among the Releasing Parties or any of them and the Released Parties or any of them.

4.4 Each of the Borrower and each Guarantor acknowledges and agrees that each of the Agent and the Lenders has fully performed all of its obligations under all Loan Documents, and that all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Loan Documents. The actions of each of the Agent and the Lenders taken pursuant to this Agreement and the documents referred to herein are in furtherance of their efforts as secured lenders seeking to collect the obligations owed to them. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Borrower, its Subsidiaries, the Agent and the Lenders. The Borrowers, its Subsidiaries, the Agent and the Lenders agree that notwithstanding the provisions of this Agreement, each of the Borrowers and its Subsidiaries remain in control of their respective business operations and determine the business plans (including employment, management and operating directions) for its business.

4.5 This Agreement may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or electronic mail message shall be enforceable as originals.

IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed, delivered and effective as of the date first above written .

MODINE MANUFACTURING COMPANY

By:	/s/ Bradley C. Richardson
Title:	Executive Vice President – Corporate Strategy & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as the Agent, as the Swing Line Lender, as the LC Issuer and as a Lender

By:	/s/ Krys Szvenski
Title:	Vice President

BANK OF AMERICA, N.A., as a Documentation Agent and as a Lender

By:
Title:

M&I MARSHALL & ILSLEY BANK, as a Documentation Agent and as a Lender

By:	/s/ Gina A. Peter
Title:	Senior Vice President

By:	/s/ illegible
Title:

WELLS FARGO BANK, N.A., as a Documentation Agent and as a Lender

By:
Title:

COMMERZBANK AG, as a Lender

By:	/s/ Franz Brugger
Title:	Director

By:	/s/ Ralf Mulik
Title:	Director

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Caroline V. Krider
Title:	Vice President & Senior Lender

COMERICA BANK, as a Lender

By:	/s/ Mark J. Leveille
Title:	Vice President

CONSENT AND AGREEMENT

As of the date and year first above written, each of the undersigned hereby fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby, and acknowledges and agrees to all terms and provisions of the above Amendment applicable to it, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions.

MODINE, INC.

By:	/s/ William K. Langan
Its:	President

MODINE ECD, INC.

By:	/s/ Bradley C. Richardson
Its:	Vice President and Ass’t. Treasurer